Exhibit 99.1

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

FLE - Q1 2004 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Sep. 04. 2003 / 10:30AM PT
Event Duration: 1 hr 4 min

CCBN StreetEvents	streetevents@ccbn.com	617.603.7900	www.streetevents.com

FLE - Q1 2004 Fleetwood Enterprises, Inc. Earnings Conference Call Transcript

PRESENTATION

Operator

Good afternoon. My name is Renae and I will be your conference facilitator. At this time, I would like to welcome everybody to the Fleetwood Enterprises first quarter fiscal year 2004 earnings release conference call. [CALLER INSTRUCTIONS]

I would now like to turn today’s call over to Mr. Rene Caron with Allen & Caron. Please go ahead.

Rene Caron  - Allen & Caron

Good day and thank you for joining us for the Fleetwood Enterprises first quarter conference call. As Renae said, I am Rene Caron of Allen & Caron.

Before we start today’s call, there are a couple of items I would like to cover with you. First, many of you should have received a copy of our fax this morning of the news release announcing Fleetwood’s results for its first quarter ended July 27, 2003. In addition, the conference call is also being taped. If any of you would like a copy of the tape, or if you did not receive a copy of the press release, please call the Allen & Caron office in California at 949-474-4300 after the conference call. We will send you a copy of the tape as soon as it is available, or if you need a copy of the press release, we will fax it to you right away.

Also, this call is being broadcast live over the Internet at www.streetevents.com and www.companyboardroom.com and is accessible from the Company Information section of the www.fleetwood.com Website. A replay of the call will be available at each of these sites shortly after the end of this call.

Next, I’d like to introduce Kathy Munson, the Company’s Director of Investor Relations. Kathy will conclude the introduction of today’s call, and then turn the call over to Fleetwood President and CEO, Ed Caudill. Kathy?

Kathy Munson  - Fleetwood - Director of Investor Relations

Thank you, Rene. Welcome to today’s conference call. Statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements. These statements are based on the beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Such statements reflect the current view of management with respect to future events and are subject to certain risks, uncertainties and assumptions, including those factors identified in the Company’s 10-K and other SEC filings.

These risk factors include, without limitation, the cyclical nature of both the manufactured housing and the recreational vehicle industry; ongoing weakness in the manufacturing housing market; the potential impact on demand for our product as a result of weak consumer confidence; the effect of global tensions on consumer confidence; continued acceptance of the Company’s products; expenses and uncertainties associated with the introduction of new products; the future availability of manufactured housing retail financing as well as housing and RV wholesale financing; changes in retail inventory levels for manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the ability to obtain the financing we need in order to execute our business strategies. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.

The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

The Fleetwood executives here today are Ed Caudill, President and Chief Executive Officer; Boyd Plowman, Executive Vice President and Chief Financial Officer; Chuck Wilkinson, Executive Vice President and Chief Operating Officer; Lyle Larkin, Vice President and Treasurer; and Jim Smith, Vice President and Controller.

I would now like to turn the call over to Ed Caudill, Fleetwood’s President and CEO. There will be a discussion of the first quarter results, after which there will be a question and answer period. Ed?

Edward Caudill  - Fleetwood - President and CEO

Thanks, Kathy. The fiscal first quarter of 2004 saw a return to profitability with a net income of $1.9 million or 5 cents per share. Operating profits were earned in motor homes, travel trailers and Housing manufacturing. Folding trailers and Fleetwood Retail Corporation were unprofitable. Boyd Plowman, our CFO, will comment more thoroughly on our financial performance later.

The actions we took over the last two years have positioned the Company for financial growth and improved performance. Current operating performance and strong backlogs lead us to believe we will profitable in our second fiscal quarter.

The following are the areas that continue to drive our improved performance. Our motor home business continues strong performance. Operating income was up 11% versus the prior year. Additionally, we produced 2609 units and wholesaled 2694 units, while our dealers sold 3175 Fleetwood motor homes. During the quarter, we introduced a new line of American coaches, our high-end diesel motor homes. The product was well received: orders valued at over $50 million were received.

We now have a backlog on that line that will support production through the end of our calendar year 2003. We also introduced new Flair and Storm lower-end gasoline Class A products. These were also well received.

Our top-selling mid-priced diesel motor homes, Discovery and Revolution, continue to gain momentum. Discovery’s year-to-date retail market share grew by 15% versus the prior year while Revolution was up 95%.

Travel trailers continue to improve their performance, accomplishing a $6.7 million operating profit improvement versus last quarter. This business recorded sequentially a $3.9 million operating profit versus a $2.8 million loss last quarter. New products such as the Gearbox were introduced with great success. The floor plans in this product line are focused on the rapidly growing sports utility trailer market also known as the toy hauler. Several hundred orders have been received for this exciting new lifestyle support vehicle.

Our folding trailer business also began to improve. Although this business did not return to profitability, it did show significant operating improvement. Boyd Plowman will talk in a minute about the ongoing dispute over the product name. But we do not think that the dispute will have a material impact on operations, and we’re looking forward to a fresh start under our own Fleetwood name and using the existing brand names for various product offerings. Order backlogs improved from a few hundred units to 5600 units in the current backlog. Several new units were introduced in the quarter. We introduced a new lower-priced Destiny series folding trailer, a market segment in which we had few product offerings. Additionally, we introduced a new microlite trailer to our Caravan line. Both products were well received by our dealers. We are currently ramping up the folding trailer production to accommodate increased demand.

Housing manufacturing operations also returned to an operating profit from a loss last quarter. This business reached an operating profit of $1.9 million versus $761,000 the prior year or a 144% improvement. This was accomplished even though the manufactured housing industry remains at historic lows.

Fleetwood Retail Corporation, our Company-owned retail home centers, continues to struggle. Even though we had a 13% improvement versus the prior year same quarter, this business still lost $8.5 million. During the quarter, the plans for a major organizational revamping of this business were laid and are now being implemented.

Overall Company backlogs grew by 113% from $134 million to $186 million [CORRECTION: should read "$286 million"] versus the end of the fourth quarter 2003. Additionally, we’ve added 743 new employees since the end of the last fiscal year to handle our increased backlog.

We continue to make progress in all segments of Fleetwood. The longer-term outlook for our recreational vehicle business remains strong. Against the 40-year low market in manufactured housing, we continue to find ways to be profitable in our housing group, at least in the manufacturing operation. We believe that such efforts will help us reach our goal of achieving sustained profitability.

Now I’ll turn the discussion over to Boyd Plowman who will review our financial performance. Boyd?

Boyd Plowman - Fleetwood - EVP and CFO

Thank you, Ed. Industry conditions are so different in our two primary lines of business that it’s tempting to say, ‘which do you want first, the good news or the bad news?’ But overall, the news is good in that regardless of the environment in our respective industries, we’re confident about how the Company is positioned for the future. It’s no secret that a few years back, we sustained some self-inflicted wounds, but we have pulled together and are encouraged by our progress and confident in our direction.

This progress is most apparent, of course, in the RV Group. The motor home division, while it still has a way to go, is furthest along in its progress toward historical operating margins. I’m sure most of you who follow us closely are well aware of this, but we focused on fixing the product lineup in motor homes first, where we could have the greatest impact on profitability.

We have continued to bolster our lead in Class A motor homes this year. According to the June retail statistics, Fleetwood has a 21.4% market share year-to-date, up from 20.2% at the end of calendar 2002.

Fleetwood’s recovery in travel trailers is 12 to 18 months behind motor homes, but the increased sales and market share gains that we’re seeing indicate that the division is on a similar trajectory. Our folding trailer division, which has historically been consistently profitable, found itself in the unfamiliar position of facing operating losses. The entire industry has suffered a decline in shipments of 23% so far this year, although the comparisons improved in June to a negative 17½%.

As Ed mentioned, backlogs are up and we have new products that we believe will combat the decline. Our legal dispute with the Coleman Company over our licensing agreement recently resulted in a court order that temporarily restrains us from using the Coleman name on these trailers. Fortunately, our dealers have indicated that they are fully aware that the quality that they have come to expect from Fleetwood is a result of the efforts of our Somerset, Pa. people regardless of the name on the side of the vehicle. For the first six months of the calendar year, Fleetwood Folding Trailers held a 42.2% retail market share position.

Turning to Manufactured Housing, we are very pleased that the manufacturing division returned to profitability this quarter. During the four-year industry nosedive, the division has been profitable in all but three quarters, and two of those were in the last half of fiscal 2003. So we are very glad to have that very tough winter behind us.

Increased backlogs and higher capacity utilization indicates positive results for the immediate future, but obviously, we continue to be somewhat affected by industry trends. We are still optimistic that calendar 2003 will be the bottom of the cycle. We expect that at least one large financial institution will enter the chattel financing arena in a meaningful fashion before the end of the calendar year. We also believe that the competition from foreclosures has reached its peak. Nonetheless, we continue to grapple with these issues as industry sales continue to decline, although at a slower pace.

Further, Fannie Mae’s recent announcement of new restrictions on its purchases of conforming manufactured housing mortgages has created additional pressure on the limited number of remaining industry lenders.

These factors also affect our retail division and continue to make our drive toward profitability in that segment more difficult. Our losses continue to narrow, however, which is positive, considering the decline in revenues. We have done some restructuring at FRC and believe that its resulting closer alignment with the manufacturing division will be a positive for the group. Meanwhile, our financing division, Home One Credit Corporation, is helping to drive more sales at our retail stores while generating a loan portfolio of even higher quality than our target levels.

Now to the numbers. As Ed indicated, the Company earned $1.9 million or 5 cents per share this quarter compared to a loss of a million and a half dollars or 4 cents per share in last year’s first quarter.

The primary factors in the improvement in our quarterly results include the following: a 6% increase in sales and a 7% decline in operating expenses, due largely to a decrease in warranty expense. The decline also included significant reductions in products liability and health benefit costs. I mentioned previously the increased profitability in the manufacturing segment of the Housing Group, and in the motor home division. And we also experienced appreciation in the value of the investment securities that support the Company-owned life insurance policies, which resulted in a $1.9 million reduction in expense.

On the other hand, our profitability was hindered by these factors: an operating loss at Fleetwood Retail Corporation of $8.5 million, although that was down from $9.7 million last year, despite a 21% decline in revenues to $57.6 mil-lion. We sold 24% fewer homes through about the same average number of stores. And finally, we experienced a decrease in gross profit margins in all three RV divisions, which particularly affected the travel trailer and folding trailer divisions.

The sum of our cash and marketable securities was $48.8 million at the end of the quarter, down $21 million from the end of last quarter. We had sharply higher RV sales in the last two weeks of this quarter, which drove a $40 mil-lion increase in receivables and a $24 million reduction in inventories as compared to the end of the fourth quarter. Finally, the growth of HomeOne affected our cash position where we added about $7 million in loans receivable during this quarter.

Seasonally, we generally have stronger first, second and fourth quarters. We currently expect that our second quarter will be better than the first with some seasonal weakness in our third quarter. Our businesses, particularly Manufactured Housing, have been notoriously difficult to predict over the past few years, so we’re not going to go too far out onto a limb, but we certainly are encouraged by this relatively strong start to fiscal 2004.

Now I’ll turn the call back to Ed for concluding remarks.

Edward Caudill  - Fleetwood - President and CEO

Thanks, Boyd. We believe that if the economy maintains or improves that we should continue to improve our financial performance. Additionally, as Boyd mentioned, we believe that we will be profitable in our fiscal second quarter. And now we will accept any questions that you might have.

QUESTION AND ANSWER

Operator

[CALLER INSTRUCTIONS]

Your first question comes from Barry Vogel of Barry Vogel and Associates.

Barry Vogel - Barry Vogel & Associates - Analyst

Good morning, gentlemen.

Edward Caudill - Fleetwood - President and CEO

Good morning Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

I got a couple of questions for Boyd. Can you give us the unit shipments wholesale for class A, class C, conventional travel trailers, fifth wheels, and truck campers for the quarter?

Jim Smith - Fleetwood - VP and Controller

Barry this is Jim Smith. The class A shipments were 2,252 units, class Cs, 442 units, conventional trailers, 7,221 units, fifth wheel trailers, 2,570 units.

Barry Vogel

And what about truck campers?

Jim Smith

24.

Barry Vogel

Okay. And Boyd, the travel trailer margins were only 2½% on 157 million in sales, and I’m wondering, you know, why so low. I know you are introducing and have introduced a lot of products in the last six months, but should we have margin improvement in the second quarter if sales were similar and if not, why not?

Boyd Plowman - Fleetwood - EVP and CFO

We should have an improvement in margins on similar sales. As you are well aware, Barry, the inefficiencies that were prominent last winter after the introduction of our new products was significant, and we’ve been climbing out of that and becoming more efficient as time has gone by. That improvement did continue in the first quarter, and I would expect that it will continue in the second quarter.

Barry Vogel

Now, if you look at the full fiscal year, is it probable, I’m not asking you to project, that if things can really be straightened out there and you have the volume and have all of the efficiencies that you get back, that you can have 4% to 5% operating margin for the full year in travel trailers?

Boyd Plowman

I think it’s unlikely that we can reach that for the full year. I think a more reasonable expectation is that we might be at a run rate that was in that neighborhood by the time we would get toward the end of the fiscal year.

Barry Vogel

So maybe a 3% margin is possible for the year?

Boyd Plowman

Yeah, and I’m kind of mentally doing some weighted averages in my head. But I would think it’s likely to be north of 3%.

Barry Vogel

All right. I’ll let other people ask some questions. Thank you.

Boyd Plowman

Chuck, I think, has an additional comment.

Charles Wilkinson

Barry, to that comment, I don’t know that we would average that number by the end of the year, but I’m confident that we will be at that 4 to 5% run rate by the end of the year approximately — even approaching that fairly soon. Maybe not enough time to make up for the first quarter and winter quarter.

Operator

Your next question comes from John Diffendal, BB&T Capital Markets.

John Diffendal - BB& T Capital Markets - Analyst

Good afternoon, guys.

Edward Caudill - Fleetwood - President and CEO

Hey, John.

John Diffendal - BB& T Capital Markets - Analyst

Going back to backlogs for a minute. You gave backlogs in your supplemental data at the end of the quarter. It’s interesting — the last quarter we had, I guess, was about a week or so different from that, when Chuck was good enough to give us data. Can you give us, Chuck, a little closer to the current period backlog numbers so we can kind of see how they may have trended either the end of August or whatever you can give us?

Charles Wilkinson

John, this is Chuck. I’ll give you all of those backlogs. What I’ll do, is the first number I will give you is backlog at quarter end and then the second number for that group will be a backlog as of Monday morning.

John Diffendal

Good.

Charles Wilkinson

So if you look at folding trailers, for example, at the quarter end, that was 429 and Monday morning it’s 5,557. That’s a huge difference, but we have dealer shows and we bring all of our dealers in, in early August. That’s not unusual for it to change. But in light of all of the other things that are going on it’s a very strong performance so that the uniqueness of the numbers is legitimate.

Motor homes, at the end of the quarter, backlog was 1,340. It’s currently 1896. That’s at an increased production rate. By the way, both of those groups are at an increased production rate.

Travel trailer backlog was 3321 at the end of the quarter. It’s 3452 Monday morning. Again, at an increased backlog.

The housing group ended the quarter at 2,397 pieces in the backlog. Monday morning it was 2219. Again, not unlikely for late July and August. Also, that group is producing more pieces so it’s eating up backlog a little faster.

But I’m comfortable with all of the backlogs at this time of the year considering the conditions at each of the industries.

John Diffendal

Gotcha. That’s good. And then going back to the mobile home side for a minute, I seem to remember in late July it was at 2652, and when I added the two together, that was in the housing group, it was about 3128. You said that had fallen off to about 2200 roughly?

Charles Wilkinson

I don’t think it was that high. The highest it got was about 2700. If you wait one second.

John Diffendal

There may be some double counting.

Charles Wilkinson

I might have that.

Edward Caudill - Fleetwood - President and CEO

John this is Ed. As Chuck mentioned earlier, we’ve raised our build rates in several of our housing plants because of those backlogs, and I think what I’m comfortable with is we’ve been able to still sustain the backlog at a fairly high level.

Charles Wilkinson

John, this is Chuck again. I do have that sheet. The highest level in recent months was about 2823, 2824. It never really got above that. I don’t know where the 3100 came from.

John Diffendal - BB& T Capital Markets - Analyst

I was just adding the 1332 and the 1796 that was in the release, but it could be double counting there, I’m not sure.

Charles Wilkinson

At any rate, when I look at the industry, and I look at our backlog, I’m comfortable with that. Plus, we finished the quarter at a 59% capacity usage and we’re operating this week at 63%. So we continue to push that up. It was only at 46% at the end of April.

Jim Smith - Fleetwood - VP and Controller

John, this is Jim Smith. Part of the confusion is that on the 8-K release, we deal in units. What you’re quoting is a combination of housing and FRC.

John Diffendal - BB& T Capital Markets - Analyst

And FRC, yes.

Jim Smith - Fleetwood - VP and Controller

The numbers that Chuck was just going over with you were in floors and relate just to the manufacturing operation.

John Diffendal - BB& T Capital Markets - Analyst

That’s floors. Gotcha.

Charles Wilkinson

And it was manufacturing, correct.

John Diffendal - BB& T Capital Markets - Analyst

Gotcha. I appreciate it. And just one last question. Can you maybe go over the warranty situation that seemed to move positively for you in the quarter and, you know, how should we expect that to trend going forward? Is that sort of a truing up in the quarter?

Charles Wilkinson

It’s really not a truing up. We’ve been doing a lot of different things on the warranty front, and that number is down hugely over the last several quarters. I don’t have it in front of me, but it’s about a third down from a year ago. If you look at the number over a seven- or eight-quarter period, it’s down from about $18 million a quarter down to about $11½. I expect that to continue. Part of that’s quality, part of it’s focus, part of it is a reorganization of the whole process by which we do that. I do expect that to continue to come down.

John Diffendal - BB& T Capital Markets - Analyst

Thank you very much.

Boyd Plowman - Fleetwood - EVP and CFO

And John, this is Boyd. As you alluded, it is subject to a reserve, so there is a little bit of a lag in recognizing the improvement, just as there was when the reserve was going up. As our experience has improved, it’s almost an actuarial kind of calculation in the warranty reserves. So that, I think, helps give us momentum to be pretty confident of some continued improvement.

John Diffendal

Right. Thank you.

Operator

Your next question comes from Barbara Allen of Natexis Bleichroeder.

Barbara Allen - Natexis Bleichroeder - Analyst

Thank you. I wondered, Chuck, if you could give us those numbers versus last year, the backlog numbers?

Charles Wilkinson - Fleetwood - COO and EVP

Sure, Barbara. Let me get that. I’ll start with housing.

Barbara Allen

This will be quarter end?

Charles Wilkinson

I’m going to speak about manufacturing housing and I’m going to speak to floors. That’s really the way we measure it. The number at the end of July was 2397. And a year ago that was 2312.

Barbara Allen

Okay.

Charles Wilkinson

Folding trailers was 429. A year ago, that was 525. Again, a week or so different and that’s due to distortion — the show was at a little different time. Motor home backlog at the end of July was 1340 and it was 1233 last year at the end of the quarter. Travel trailers are 3321 at the end of this quarter and 4281 at the end of last year, but again, that’s a significantly different production rate this year.

Barbara Allen - Texas Bell Schroeder - Analyst

So a much higher production rate is what you’re saying?

Charles Wilkinson

Yeah. We’re operating at about 85% capacity right now on travel trailers. It’s a pretty strong number.

Barbara Allen

Excellent. Boyd, have you got any further clarification on what we should do for a tax rate for the year? I noticed this one was about 39%, 37%?

Boyd Plowman - Fleetwood - EVP and CFO

It was, and it was just a coincidence that that is pretty close to a normal tax rate. It is — and Jim, correct me if I’m wrong — I think that was entirely comprised of foreign, Canadian taxes and state income taxes and it just happened that with the mix on a very low base that’s where it ended up. But there is virtually no federal income tax in that, and for the immediate term, we don’t expect that we will incur federal income tax provision because of the situation with the NOL and the valuation reserve. But I think it was a little bit on the high side in terms of state and Canadian taxes, if I were to guess. It’s a pretty tricky situation.

Barbara Allen

So there will be some form of tax accrual or —

Boyd Plowman

There will be, and if the numbers are pretty close to break-even, it could be a relatively high percentage as it was in the first quarter. As the numbers get more significant, that percentage should drop until the federal kicks back in at some point after we’ve basically utilized the NOL.

Barbara Allen

How much is the NOL?

Boyd Plowman

On a tax basis, the NOL itself is —

Jim Smith - Fleetwood - VP and Controller

On a gross it’s 70 million. After tax — this is Jim, Barbara — it’s about 27, 28 million.

Barbara Allen

After tax, okay. Can you give me a little bit more flavor for what is happening with the lending institutions on the Fannie and Freddy rules? I take it that it’s Fanny and Freddy, right? The change?

Boyd Plowman

The change thus far has actually only been Fannie. I would expect that over the next few months, we’ll also have similar kinds of actions taken by Freddy. The rules were tightened just in terms of what they will buy, the requirement of higher down payments, lower loan-to-value ratios, that sort of thing. Shorter maturities on the loans. And we’ve already begun to feel that. It was only effective in late August, but in anticipation of the effective date, a number of lenders had already changed their approach. So some of that was already reflected in results even toward the end of the first quarter.

Barbara Allen

And you’re saying that that is cutting down on the number of people who can qualify?

Boyd Plowman

Yeah it is. It’s cutting down on availability of financing in the conforming mortgage arena. And that will mitigate the improvement with regard to chattel financing that is simultaneously taking place.

Barbara Allen

And one last question for now. I assume there’s a point at which you will feel comfortable in terms of profitability, cash buildup or balance sheet and you will start paying the accrued dividend on the 6% securities?

Boyd Plowman

I’d presume that is true, too. It’s not in the immediate term, however.

Barbara Allen

Okay. Thank you.

Boyd Plowman

You bet.

Operator

Your next question comes from Derek Wenger, Jeffries and Company.

Derek Wenger - Jeffries & Company - Analyst

Yes, thank you and congratulations on a profitable quarter. In that same vein with the dividend policy on the preferreds, if you can give us an update on whether you prefer to pay cash or stock on the 9.5%, and whether you plan on continuing that dividend after February ’04. And secondly, the capital expenditure outlet for the full year for ’04.

Boyd Plowman - Fleetwood - EVP and CFO

This is Boyd. Let me take the first part of that question and I’ll then have Jim address CapEx. With regard to our policy, regarding the 9 1/2s, we, as you know, have been paying them in cash and have no current intention of changing that, either with a PIK in the near term or, in the longer term, potential deferral. Obviously, we can’t give assurances that our viewpoint won’t change, but as of right now, we have no intention of changing that posture.

Derek Winger

So it is you may potentially defer those after February ’04?

Boyd Plowman

Well, the potential, I mean, we’re permitted to do so and so it’s a possibility but not something that we currently contemplate.

Derek Winger

Okay. And then the capital expenditures? Thank you, Boyd.

Boyd Plowman

You bet.

Jim Smith - Fleetwood - VP and Controller

Our budget for this year is $34 million.

Derek Winger

Okay. But it’s only .6 million this quarter?

Jim Smith

That’s a net number. The actual CapEx for the first quarter was 3.6 million.

Derek Winger

Okay.

Jim Smith

And so that’s why I think if you notice in the Q it says about $30 million over the next 12 months.

Derek Winger

Okay, great. Thank you.

Operator

Your next question comes from Michael Millman, Millman Research Associates.

Michael Millman - Millman Research Associates - Analyst

Thank you. Could you break out by gas and diesel, the market share in June year-to-date in ‘02, and maybe also give us what the industry change has been year-to-date in gas and diesel?

Charles Wilkinson - Fleetwood - COO and EVP

Michael, this is Chuck. I think I can give you some of that. In class A, we’re at 21.4%. We’re number one. And the industry’s up 7.3; we’re up 13.9. Class A diesels we’re at 21.2. We’re number two in that position and the market is up 12; we’re up 35.3%.

Class A gas, we’re at 21.6, number two. The market’s up 5.3; we’re up 2.3. And in class Cs, we’re at 10%. Market’s up 10.3%; we’re up 8.1%.

If that answers your question.

Michael Millman

Those are all year-to-date?

Charles Wilkinson

Those are year-to-date numbers, right.

Michael Millman

Are June numbers much different?

Charles Wilkinson

If they’re anything, they’re a little more favorable, actually.

Michael Millman

What were your numbers for ‘02, market share?

Charles Wilkinson

If would you take the same sequence, class A for year-to-date through June of 21.4 — these are retail numbers by the way —  it was at 20.2 last year. Class A diesel was 21.2. It was at 17.6 last year. Class A gas is at 21.6. It was at 22.3 last year and class C at 10 even was at 10.2. So the growth I was talking to in one or two cases was a growth in unit production.

Michael Millman

Okay. And also, could you discuss what effect seasonality has played or plays in the change in backlog from July to August — if these are normal, seasonal, less than, greater than?

Charles Wilkinson

There’s less of the seasonal. There is a seasonal effect in July and August but it’s positive. The real obvious seasonal effect is later in the year and goes through the winter and third quarter. You would expect some growth here. The numbers that I read you, which you really have to step back and look at the picture as a whole. Class A, Class A diesel, Class A gas, Class C, travel trailers, fifth wheels, all of our unit numbers are up in every single category. That’s more than a season. That’s product working for you. So the season’s helping us, but the products are obviously helping us. I would expect to see the numbers for all to deteriorate as we go into third quarter. It’s a normal situation.

Michael Millman

And you were talking about the backlog now?

Charles Wilkinson

I’m talking about backlogs, builds, ships, retail, whatever it is. It affects all participants in the industry about the same. We’re a little bit ahead of the market right now in terms of where we were.

Boyd Plowman - Fleetwood - EVP and CFO

And when Chuck said third quarter, he means our fiscal third quarter — November, December, January.

Michael Millman

Right. And could you talk about what you’re seeing in the industry — capacity for gas and diesel and for travel trailers? Any expansion to that coming up or coming in? Or closures?

Charles Wilkinson

Again this is Chuck. I’ll try and answer that. That’s going to vary to some degree with the manufacturer. I’ll give you our position first. In motor homes, at the end of last quarter we finished at 86%. We’re operating today at 92%. We finished the travel trailer quarter end at 85%. We’re operating at about the same number now.

The industry, I think, in general, is operating in those same capacity ranges. Some may be a little bit ahead and some we know are considerably behind. But I don’t think the numbers that are coming forth in terms of what the predictions for the market are, are going to change that very much. Excuse me, with the exception of folding trailers. That industry, as Boyd pointed out in his opening comments, is off 23% year-to-date as an industry and 17.5% in June. So for that group, that part of the industry does have an issue with overall shipment.

Michael Millman

And the follow-up to that, Chuck. We certainly have seen some industry expansion in A’s and C’s. Whether there’s more that you are aware of. And with your operating rate in the 90%s, what you are thinking of in terms of expansion?

Charles Wilkinson

There are two things that have I’ve avoided on these phone calls the last few years. One is any kind of depth of discussion about product and expansion and sometimes even where we’re putting our capital expenditures because I’d like to keep those things close until they become public. So for us, yes, we are seriously looking at those issues.

Boyd Plowman

This is Boyd. Let me just add. There has been some capacity addition in motor homes, but I’m not aware of anything significant that is about to come on stream.

Charles Wilkinson

I think his question was twofold. Where others are standing, what they were doing within the confines. The answer is to some degree, yes, there’s been one or two new facilities that I’m aware of. Everybody knows Winnebago put one in. Coachman put one in.

Boyd Plowman

But I’m not aware of another major one that’s coming on the stream that you are not already aware of.

Charles Wilkinson

No, I’m not, either.

Michael Millman

And those two were in Cs, Winnebago and Coachman?

Boyd Plowman

Yeah, that’s right. They are, although in Winnebago’s case, at least, I think it probably enabled them to convert some of the existing capacity to A.

Michael Millman

Great. Thank you very much.

Charles Wilkinson

Sure.

Operator

Your next question comes from Elliot Glazer of DuPasquier & Company.

Elliot Glazer – DuPasquier & Company - Analyst

Thanks for all those helpful numbers. Can you give us an opinion, your own overview of capacity and utilization rates and what the situation is in mobile homes overall. In other words, what kind of backlog is there? What’s the situation in the industry as you perceive it as a whole?

Charles Wilkinson - Fleetwood - COO and EVP

This is Chuck. The previous caller Mike was asking more about RV’s. To answer your question about housing, I’m going to repeat just a few things to start with. The quarter ending in April, we operated at 46% capacity, and at 59% capacity for ending in July and we’re currently at 63. My personal thoughts on the industry are this, if you take the numbers that exist today in terms of shipments, there’s lots of predictions out there. I’m going to tell that you my opinion is that it will be very lucky if the industry goes to 135,000. I just don’t see it getting greater than that. If you take the current ships and then take the additional ships that might happen for the rest of the year and just plug the current shortfall and hold it and maintain it, it’s going to be hard to get to it 140. Somewhere between 132 to 135 is where the number’s going to end up.

I see some of the things that we’re doing in terms of dealers. We’ve expanded the dealer base a little bit. We’ve expanded the distribution points a little bit. We have a very, very high success rate. We’re running at almost 67% retail, not for stock units, which is very hard to do in this environment, and is evidence that our products are working. Our inventories are low intentionally so we have pipeflow coming later in the year.

So I expect our capacity to hold for a while. I do not expect the industry number to change radically so there will continue to be, in my opinion, some kind of consolidation in the industry as a whole. There will be some manufacturing that will go away in the next 10 or 12 months. I don’t think it’s going to be us. We’ve already made all of those moves. I don’t know if that helps to answer your question.

Elliot Glaser

It’s very helpful. But a follow-up, please. What is your guess for the industry as a whole of the backlog of unsold homes in terms of months supply?

Charles Wilkinson

That is, and I’ve been doing this a long time, that is the most difficult number to get because there’s no formal way to do it. My guess is it’s somewhere between 55 and 75,000 units. So you can take the current registrations, which are very, very low — they’ve been running at about 11 to 11,500 retails a month — and you can figure five, six, seven months there. Again that number is very difficult to get.

Elliot Glaser

Nevertheless, your answer’s very helpful. Just one last question, someone mentioned about a half hour ago, what is your own order backlog of homes?

Charles Wilkinson

Excuse me, before I answer that, did I answer your question?

Elliot Glaser

You sure did. It was a great answer.

Charles Wilkinson

Okay. And the second question was our backlog in homes?  Yeah, we’re at 2,219 floors Monday morning.

Elliot Glaser

Thank you very much, sir.

Operator

Your next question comes from Bill Gibson, Nollenberger Capital.

Bill Gibson - Nollenberger Capital - Analyst

A couple of questions, one on each side of the business. In RVs, the margin was down a little bit in motor homes, was that an efficiency issue at Fleetwood? Or was that pricing out in the marketplace, or what’s behind that?

Charles Wilkinson - Fleetwood - COO and EVP

There’s a few things. The labor content was a fair portion of that, and material was a hair of it. And some of it was in operating efficiencies. We had lots of new models where there was overtime and things like that. It’s mostly in the production issue.

Bill Gibson

Okay.

Charles Wilkinson

Lots of new products were driven out this last quarter.

Bill Gibson

Got it. And then on the other side — on FRC, which you downsized significantly, what are you doing to restructure? I assume try to take costs out of it. And how do you do that without cutting them to the bone?

Charles Wilkinson

That’s a good question. I knew this would come up here so I will be careful answering this question. There has been a public change at FRC and the change is basically two things. The change in top management, number one, but more importantly there’s a consolidation of two parts of the Company. We have always been a manufacturing company since the beginning of time. And four or five years ago, we went into retail. When retail was set up, it was set up independently even though it was in the manufactured housing business. And those two groups are run by two different groups of management people. What we found was that we have to roll those pieces together.

So part of that management change is that distribution now is one decision. It’s not a wholesale decision. It’s not a retail decision. It’s one group. So all of the selling takes place in one place.

So the focus at FRC, when we talk reorganization, is focusing less on administrative development because that’s what we did the first couple of years because we didn’t have an existing entity, so to speak, and in fact, we brought 28 different operations.

The administrative things we spent a lot of energy on that. Now we can set that aside to some degree. We have counterparts in our corporation that can handle a lot of things like legal, IT, accounting, HR, things like that.

And the change that we’ve made is to focus on creating a sales culture. That’s why we rolled the two pieces together. That’s why one person is the lead person for all that, no matter which group it was in, and we’re going to start focusing more on the culture of sales and driving retail from the lot, not from the corporate office in Houston, which is more of an administrative situation.

Bill Gibson

And actually, one other sales-related question in manufactured housing. Has there been any change in your relationship with Clayton after the ownership change there?

Charles Wilkinson

No. Our relationship with Clayton is very strong. We have great respect for their company. I might be one or two lots off here, but they have 30 lots that are exclusively devoted to retailing our product. We have a very good relationship. We think highly of the people.

Bill Gibson

Good. Thanks, Chuck.

Charles Wilkinson

You bet.

Operator

Your next question is a follow-up from Barbara Allen at Natexis Bleichroeder.

Barbara Allen - Natexis Bleichroeder - Analyst

Thanks. I wondered if you guys can help me understand why folding trailers have been so weak on an industry-wide basis, and yet we’re seeing a typical cyclical recovery in the other more expensive parts of recreational vehicles? Has it historically lagged coming out of recessions or —

Edward Caudill - Fleetwood - President and CEO

Barbara, this is Ed. That is the entry level into the recreational vehicle business. And typically, when the economy goes through any kind of shock, it is the one that gets hit the first. And it followed the same pattern it did — if you go back to the Gulf War of 1991. It went through the same kind of deep plunge. And so you would expect to see that. We also saw it a little bit in the lower-priced end of travel trailers. The higher-priced end stayed strong and I think you saw that across the industry with trailer manufacturers. So it’s typically, the first of the RV businesses that is hit by that. Now that that is behind us, the economy’s strengthening as you saw from the rapid rise in backlogs, and showing confidence at the dealer level and consumer level that the business is coming back. So typically it’s followed what it did historically.

Barbara Allen

So it’s first one down and last one out?

Edward Caudill

Not necessarily the last one out but it tends to recover and respond more to what’s happening in the economy and more sensitive to what’s happening in the economy. And it is following that pattern now.

Barbara Allen

Okay.

Charles Wilkinson - Fleetwood - COO and EVP

Barbara, there’s an additional — Ed’s right about that, but there are some additional mechanical things that are starting to take place in that industry. And they’re basically in lending. What used to be the policy and the rates and the length of terms to finance a folding trailer relative to a travel trailer have changed. The lenders are much more favorable to lending on travel trailers in terms of the rate and the terms and the down payment. That’s starting to be an obvious effect on that business. That’s why you see it universally across the board.

Barbara Allen

Can you explain why they are doing that? These are the travel trailers that are just a little more expensive than folding trailers or is this the real expensive ones? That they are more willing to lend to?

Charles Wilkinson

They just look at it as a different product. The Fleetwood Folding Trailer product is at the high end of the folding trailers but as an average invoice does not touch anywhere near where a travel trailer would be or a fifth-wheel would be. The life cycle on it is also a little different. For some reason, the lenders have taken a different position. They are doing more like housing used to be when with chattel loans they did seven-year mortgages instead of the 20 and 30 years like we’ve been doing recently.

Boyd Plowman - Fleetwood - EVP and CFO

And part of it, Barbara, too, is it is a different price segment. And I think there is a perception among the lending community that it attracts a different kind of buyer, a less affluent buyer.

Barbara Allen

Are they looking at this as more akin to subprime lending?

Charles Wilkinson

I don’t think so, but I think to Boyd’s point, oftentimes the retail contract is not even $10,000, and they’re looking to finance bigger pieces in their portfolios. It’s not unusual to finance a fifth wheel for $40,000 or $50,000. And in private conversations I’ve had with lenders, they really—they didn’t use this term, this is my term—but the folding trailer business kind of looks like small potatoes to them on their operating stats. They want to be with bigger entities.

Boyd Plowman

And on a per loan basis, their servicing costs are higher because of the lower dollar amount. So you add all of that together and I think they kind of looked at RVs, or towables at least, as a homogenous product, now they’ve begun to distinguish a little bit between them. I think that’s had some impact.

Charles Wilkinson

And don’t underestimate what Ed said. It’s the very same pattern that was in the earlier Gulf War and it’s a very, very careful buyer in that group. And by the way, they are not substandard. They have high education and high income levels, too.

Barbara Allen

Right.

Boyd Plowman

They are family groups. They are a little different.

Barbara Allen

Well, are you all assessing this as perhaps a substantive long-term change, more of a secular change in the folding trailer industry?

Edward Caudill

Not really, Barbara. This is Ed again. What we see in that business is what Chuck said. The industry overall, especially as competitive product comes in at the lower end of the conventional travel trailer business, has been shrinking. But, no, we didn’t see any real substantive change in that business. There’s still a product that has a large following and, over time, we see a little bit of shift between travel trailers and a product called a hybrid, which is a combination travel trailer with a fold out, you know, wings on it. You see a little bit of shift like that.

It’s really consumer preference for a product, but no, we always think the business is doing a solid business. It has, as a whole market shrunk a little bit and lost some share to these hybrids in the lower end of travel trailers. You can buy a very attractive travel trailer now for not a whole lot more than you can buy a higher end folding trailer, so you know, some of it’s due to that.

Barbara Allen

Okay. Well that makes sense. Thank you so much. That was very helpful.

Edward Caudill

You’re welcome.

Operator

Your next question is a follow-up from Derek Wenger, Jeffries and Company.

Derek Winger - Jeffries & Company - Analyst

Yes, thank you. You have filed a registration statement that gives you the ability to issue stock. Are there any plans to issue stock and is there a level in the stock that you’re waiting for? Or is that just meant for additional flexibility or if you can elaborate?

Boyd Plowman - Fleetwood - EVP and CFO

As you know that was filed sometime ago.

Derek Winger

Right.

Boyd Plowman

It was filed for the purpose of flexibility. And I probably wouldn’t comment any further than that at this time.

Derek Winger

Okay. Thank you.

Operator

You have another follow-up question from John Diffendal with BB&T Capital Markets.

John Diffendal - BB& T Capital Markets - Analyst

Yeah, just trying to think conceptually a little bit as you go into the October quarter. I think you certainly indicated that you expect hopefully some improvement from the July quarter, but trying to read between the lines. On the travel trailer side, your Q certainly indicated and you indicated on this call that the manufacturing inefficiencies that had been there as you’ve been revamping the line had been basically extinguished by the end of the quarter. So as I kind of look sequentially into this quarter, do you expect your biggest improvements to be coming on the travel trailer side? But you also have some much larger motor home backlogs rolling into it and higher utilization rates in manufactured housing. Where do you really see the improvement sort of being driven going forward?

Charles Wilkinson  - Fleetwood - COO and EVP

John, this is Chuck. It really is across the board, and I have a set of numbers that we’re working toward, some goals. And if you would look at the largest dollar amount where returns are going to be, it’s going to be in motor homes. Each group will continue to improve.

If you looked at percentage change in profit, I would say it’s probably going to be in housing. The reason it is, is that we’ve been so good at making money anywhere near 50%. So that when you take that from 50 to 59, you saw what happened and you talked about 59 to 63, which we’re at now. And our backlogs are more than adequate. We’ve taken production up in 17 facilities over the last 12 weeks. We’ve raised production. As you know, the backlogs in the market are much stronger in some parts of the country than others.

So I expect each and every group to do better. I’m fully confident that will happen. The most dollars will be yielded from motor homes but the greatest changes, bottom line, will come from the Housing Group.

John Diffendal

Certainly with 21 plants and manufactured housing earning a little less than $2 million in operating profit, there’s a lot of upside. I mean, when you look out even going forward and way beyond just this quarter, that has to be still where your greatest leverage lies.

Charles Wilkinson

It really is. When you have a company the size of ours, or was the size that we were not too many years ago, you can only dismantle it so far. And then the market’s got to help you. We’ve done all of the cost controls we can do out in the field, as we have at corporate, so that each time we build on that it’s a huge opportunity also at the bottom line. So if there’s any springback in the marketplace, we feel really, really good about the Housing Group.

John Diffendal - BB& T Capital Markets - Analyst

And going back, just one last question on FRC, and I hear what you have to say about the management rejiggering there. At the end of the day, I guess, when you back out the accounting problem in the fourth quarter there, you lost about 13 million and lost about 8½ million at FRC. Is some of this change driven and trying to really start to approach knocking that loss down even in what’s still a challenging MH environment?

Charles Wilkinson

There’s two answers to that. Yes, part of it is administrative in terms of knocking out costs. Part of it is reorganization in terms of knocking out costs. But again, where I’m focused more is the productivity. And the productivity, if you look at the volume per outlet of our independent dealers versus FRC, we are not getting the same speed. Part of what we’re doing is what I talked about in terms of the sales culture being driven by one group. Part of it is administrative overhead but what we’re really looking for is volume per outlet. It’s got to do better. As bad as the industry has been, we could have been doing better there. And that’s what we’re trying to focus on.

John Diffendal

Great. Thanks very much.

Charles Wilkinson

You bet.

Operator

Ladies and gentlemen, we have reached the allotted time for question and answer. Your final question comes from Michael Millman, Millman Research Associates.

Michael Millman - Millman Research Associates - Analyst

Thank you very much. Just a follow-up on the market share on the gas and diesel in the RVs. Can you talk a little about what your target for market share might be in gas and diesel?

Charles Wilkinson - Fleetwood - COO and EVP

As much as I can give. I’ll tell you what, I think that we’re very serious — we want to increase our market share in all areas. There are some areas that have been easier to get than others. We have had huge success in the last 18 to 20 months in diesel. We’re in a number two position there. Now we’d like to get to be number one in diesel. That may take several more quarters. We have a great opportunity in Class C when we look at our facilities. And that’s, again, why I don’t address what I think we’re going to do with the facilities going forward.

Our Class C participation is really only limited right now by production capacity. So we’re looking at that. We have, I think, been doing very well in gas. We think we can do much better in gas in a specific part of the country, which I don’t want to say publicly. We know that there’s opportunities.

Actually, I guess what I’m saying is that in all of our areas, in travel trailers and motor homes and housing, we have opportunity for growth and market share. When you look at folding trailers, we’re at 42.2% retail share and that’s a different kind of animal to deal with. You can only grow that so much but there’s different things you can you do there. But for all of the other groups we have a great opportunity and we do expect to do better.

Michael Millman

I guess to push a little bit on the quantitative, maybe you could tell us what your market share has historically been in the different areas?

Boyd Plowman - Fleetwood - EVP and CFO

Well, Mike, this is Boyd. Let me just give you some historic highs. We’ve been over the 20% mark in manufactured housing. We’ve been at or near 30% in motor homes, in at least Class A motor homes, and we have been in the 30s in towables. And, you know, there are new competitors. There’s additional capacity. Some of those might be difficult goals, or goals that might be out of line, but that’s kind of historically where we have been at some point in the past.

Michael Millman

Okay. Thank you very much.

Boyd Plowman

You bet. Ed?

Edward Caudill - Fleetwood - President and CEO

Okay. Well, thank you for joining us today. And we look forward to talking to you at the end of our second fiscal quarter.

Operator

Thank you for your participation in today’s Fleetwood Enterprises first quarter fiscal year 2004 earnings release conference call. You may disconnect.

DISCLAIMER

CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2002, CCBN, Inc. All Rights Reserved.